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                                                                     EXHIBIT 5.1




December 31, 1996

United Community Bancshares, Inc.
2600 Eagan Woods Drive, Suite 155
Eagan, MN 55121

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by United Community Bancshares, Inc. (the "Company") and United Capital Trust I (the "Trust"), with the Securities and Exchange Commission (Registration No. 333-14587) relating to an offering of 440,000 __% Cumulative Trust Preferred Securities of the Trust to be offered by the Trust, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Guaranty when executed and delivered as contemplated by the Registration Statement, and the Junior Subordinated Debentures when issued and paid for as contemplated by the Registration Statement, will be validly issued obligations of the Company enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

Capitalized terms used herein shall have the definitions given to such terms in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By  /s/ Lynn M. Gardin
   ----------------------
     Its Vice President

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